INTRODUCTION Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Net Asset Value is considered useful by some investors because the value of company assets can be readily estimated, even for non-earning assets such as land or properties under development. Net Asset Value has the advantage of incorporating the investment decisions of thousands of real estate investors, enhancing comparability among companies that have differences in their accounting, and avoiding disparity that can result from application of GAAP to investment properties and various ownership structures. While Net Asset Value is not identical to liquidation value in that some costs and benefits are disregarded, it is often considered a floor with upside for value ascribed to the operating platform. Net Asset Value also provides a basis for the perceived quality and predictability of future cash flows as well as their expected growth as these are factors considered by real estate investors. As a result, Net Asset Value can be a valuable starting point for projecting future earnings.

GENERAL DISCLOSURES The information provided in this presentation is intended to assist users in estimating Aimco’s Net Asset Value per share. This is not an offer to sell securities and does not constitute legal, tax, investment or other professional advice on any subject matter. Information provided is not all-inclusive and should not be relied upon as being all-inclusive. This presentation describes a process to estimate Aimco's Net Asset Value per share as of March 31, 2020. This value will fluctuate over time. Aimco's estimated Net Asset Value per share is based upon subjective judgments, assumptions and opinions and includes certain risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco's ability to maintain current or meet projected occupancy, rental rates and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco's ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to its redevelopments and developments; and Aimco's ability to meet timelines and budgeted rental rates related to its lease-up properties.

GENERAL DISCLOSURES (CONTINUED) This Net Asset Value per share information is intended to measure Aimco’s value as a going concern, consistent with International Financial Reporting Standards (“IFRS”), and is not necessarily representative of the amount a stockholder could expect to receive in a liquidation event, now or in the future. Certain opportunities are excluded as are transaction costs, transfer taxes, income taxes, and any real estate tax adjustments that may impact the value a stockholder might receive, and a buyer might ascribe to Aimco’s communities (see page 8). Aimco's estimated Net Asset Value is based on management's judgments, assumptions and opinions as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. Actual results may differ materially from management's forecasts as of this date and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco's control, including, without limitation: Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs; Impact of the COVID-19 pandemic on our residents, commercial tenants, and operations, including as a result of government restrictions and overall impact on the real estate industry and economy in generally, and the ongoing, dynamic and uncertain nature and duration of the pandemic, all of which heightens the impact of the other risks and factors described below; Financing risks, including the availability and cost of capital markets financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that our earnings may not be sufficient to maintain compliance with debt covenants;

GENERAL DISCLOSURES (CONTINUED) Insurance risk, including the cost of insurance; and natural disasters and severe weather such as hurricanes; and Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco. In addition, Aimco's current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on its ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership. Readers should carefully review Aimco's financial statements and the notes thereto, as well as the section entitled "Risk Factors" in Item 1A of Aimco's Annual Report on Form 10-K for the year ended December 31, 2019, in Item 1A of Aimco’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and the other documents Aimco files from time to time with the Securities and Exchange Commission.

VALUATION METHODOLOGY Real Estate - Aimco estimated the value of its communities using methods management believes to be appropriate based on the characteristics of the communities. For valuation purposes, Aimco segregated its portfolio into the following categories: Stabilized Portfolio; Redevelopment and Development Communities; and Other Real Estate. Communities in these categories were valued as follows: Stabilized Portfolio - includes 118 communities valued using a direct capitalization rate ("cap rate") method based on annualized 1Q 2020 proportionate property NOI, less a 2% management fee, and market cap rates. This valuation method was utilized to determine approximately 90% of real estate fair value. Redevelopment and Development Communities - includes six communities valued based on discounting projected future cash flows. This valuation method was utilized to determine approximately 8% of real estate fair value. Other Real Estate Portfolio - includes three recently acquired properties: One Ardmore, Prism, and 1001 Brickell Bay Drive, certain land investments valued at Aimco’s cost plus initial investment and one property held at March 31st and subsequently sold. This valuation method was utilized to determine approximately 2% of real estate fair value.

VALUATION METHODOLOGY (CONTINUED) Other Tangible Assets - consist of cash, restricted cash, accounts receivable and other assets, including the Parkmerced Option and Loan, for which Aimco reasonably expects to receive cash through the normal course of operations. Debt - the fair value of Aimco's debt considers the duration of the property debt as well as the quality of property pledged as its security, its loan to value, and debt service coverage. Other Tangible Liabilities - consist of accounts payable, accrued liabilities and other tangible liabilities Aimco reasonably expects to settle in cash through the normal course of operations.

VALUATION METHODOLOGY (CONTINUED) Other Items of Note Real estate values are based on Aimco’s current uses and most importantly do not include the value of unused or underused land or air rights. Real estate values generally do not take into consideration transaction costs or other items such as real estate tax adjustments that may impact the value a buyer might ascribe to Aimco’s communities. This calculation of Aimco’s Net Asset Value includes the value of assets less liabilities and obligations as of March 31, 2020 and does not include asset acquisitions or dispositions subsequent to March 31, 2020. This calculation of Aimco’s Net Asset Value does not include the value of fee income such as property management revenues, or non-recurring investment management revenues. This calculation of Aimco’s Net Asset Value does not consider enterprise value. Additional details of Aimco’s calculations and methodologies are included on the following pages.

March 31, 2020 Estimated Net Asset Value: $59 per share* Estimated NAV per share was up one dollar from the third quarter 2019 calculation. The increase in NAV is attributable to NOI growth in the stabilized portfolio, a decrease in cap rates, and value creation from development and redevelopment. Fair Value of Real Estate: IFRS permit measurement of investment property at fair value. While Aimco does not report under IFRS, it believes the estimation of the fair value of real estate provided herein is determined consistently with IFRS requirements for investment properties. *Refer to additional details and disclosures beginning on page 11. $86 Fair value of Real Estate $5 Fair Value of Other Tangible Assets and Liabilities Cash and restricted cash + Other tangible assets – Other tangible assets -$32 Fair Value of Leverage carrying value of debt + Mark-to-market adjustment + Fair value of preferred equity

March 31, 2020 Estimated Fair Value of Real Estate: $86 per share* Stabilized Real Estate Portfolio Annualized 1Q 2020 NOI Less:Management fee of 2% of revenue Divided By: NOI cap rate of 4.85% Redevelopment and Development Portfolio Cash flows discounted from property stabilization to March 31, 2020. Other Real Estate Portfolio Other Investments: Certain land investments valued at cost plus initial investment and one property held at March 31st and subsequently sold. Recent Acquisitions: Valued at cost plus initial investment. $7 $2 *Refer to additional details and disclosures beginning on page 11. $77

Fair Value of Real Estate as of March 31, 2020 ($M) Stabilized Portfolio NOI, less management fee $ 584 (1) NOI cap rate 4.85% (2) Stabilized Portfolio Value $ 12,033 Non-Stabilized Portfolio Redevelopment and Development $ 1,153 (3) Other Real Estate $ 317 (4) Non-Stabilized Portfolio Value $ 1,470 Fair Value of Real Estate $ 13,503 *Refers to Footnotes beginning on page 14.

Fair Value of Other Assets and Liabilities, Preferred Equity and Debt as of March 31, 2020 ($M) *Refer to Footnotes beginning on page 14. Consolidated Amounts as Reported Ownership Adjustments (5) Fair Value Adjustments Adjusted Amounts Other Tangible Assets Cash and cash equivalents $341 $(1) - $340 Restricted cash $34 $- - $34 Goodwill and other intangible assets $123 - $(123) - (6) Other tangible assets $239 $(14) $82 $307 (7) Option and Mezzanine Investment $286 - - $286 (8) Fair Value of Other Tangible Assets $1,023 $(15) $(41) $967 Other Tangible Liabilities Deferred income and intangible liabilities $90 - $(90) - (9) Accounts payable $62 - - $62 Other tangible liabilities $197 $(1) $(59) $137 (7) Fair Value of Other Tangible Liabilities $349 $(1) $(149) $199 Fair Value Other Tangible Assets and Liabilities, Net $674 $(14) $108 $768 Preferred Equity Preferred noncontrolling interests in Aimco Operating Partnership $96 - - $96 Fair Value of Preferred Equity $96 - - $96 Debt Non-recourse property debt $4,228 $(8) $63 $4,283 Revolving credit facility borrowings $594 - - $594 Fair Value of Debt $4,822 $(8) $63 $4,877 (10) Fair Value of Leverage $4,918 $(8) $63 $4,973

Net Asset Value as of March 31, 2020 ($M, except per share amounts) It bears repeating that this NAV per share calculation is made at a point in time and based on the assumptions noted in this presentation. Results may be expected to fluctuate based on subsequent events, including the impact of COVID on operating results and valuations. Many factors influence this calculation including operating results, changes in use or density, the broader economy, and alternative investment opportunities. Our methodology relies on CBRE reporting of cap rates applicable to transactions in 2H 2019, which incorporated the facts and circumstances then prevalent. If cap rates were to increase or decrease by 25 basis points, then Aimco’s GAV and NAV would change by ~$700M which equates to $4.50 per share. *Refer to Footnotes beginning on page 14. 1Q 2020 Annualized $M Fair Value of Real Estate $13,503 Fair Value of Other Tangible Assets and Liabilities, Net $768 Fair Value of Debt $(4,973) Net Asset Value $9,298 Total Shares, Units and Dilutive Share Equivalents Outstanding 157 (11) Net Asset Value per Share $59

AIMCO NET ASSET VALUE DISCLOSURES

Footnotes

1. Represents Stabilized Portfolio Proportionate Property NOI for the three months ended March 31, 2020, annualized, and adjusted for an assumed property management fee. Market property management fees range between 2.0% and 3.0% with larger, higher quality portfolios at the lower end of that range. For the purposes of this calculation of Net Asset Value, Aimco has assumed a 2% management fee. For the purposes of this calculation of Net Asset Value, 1Q 2020 Property NOI is multiplied by four to arrive at annualized Property NOI.

	Three Months Ended March 31, 2020				
Stabilized Portfolio NOI ($000s)	**Consolidated Amount**	**Ownership Adjustments**	**Adjustments**		**Adjusted Amounts**
Rental and other property revenues					
Same Store	$ 188,279	$ (323)	$ (1,171)	a	$ 186,785
Acquisitions, Redevelopment and Development	12,797	—	(10,071)	b	2,726
Other Real Estate	18,459	5	(3,462)	c	15,002
Total rental and other property revenues	$ 219,535	$ (318)	$ (14,704)		$ 204,513
Less: Direct property operating expenses					
Same Store	$ (48,853)	$ 70	$ 348	a	$ (48,435)
Acquisitions, Redevelopment and Development	(5,088)	—	4,357	b	(731)
Other Real Estate	(6,373)	21	994	c	(5,358)
Total property operating expenses	$ (60,314)	$ 91	$ 5,699		$ (54,524)
Property Net Operating Income	$ 159,221	$ (227)	$ (9,005)		$ 149,989
Less: Assumed property management fee of 2% of revenue	(4,391)	6	294		(4,091)
Property Net Operating Income after 2% management fee	$ 154,830	$ (221)	$ (8,711)		$ 145,898
Annualized Property Net Operating Income	**$ 619,320**	**$ (884)**	**$ (34,844)**		**$ 583,592**

Refer to the following pages for explanation of adjustments for purposes of computing Stabilized Portfolio Property NOI.

14

Footnotes (continued) (continued) Represents revenues and expenses related to one property held at March 31st and subsequently sold. Represents revenues and expenses related to three development and three redevelopment communities: Parc Mosaic, located in Boulder, Colorado; The Fremont, located in North Aurora, Colorado; Eldridge Townhomes, located in Elmhurst, Illinois; Flamingo Point, located in Miami Beach, Florida; Bay Parc, located in Miami, Florida; and 707 Leahy, located in Redwood City, California. Also included in these adjustments are the revenue and expense items related to recent acquisitions: One Ardmore, located in Ardmore, Pennsylvania and purchased in April 2019; and Prism (formerly 50 Rogers), located in Cambridge, Massachusetts and purchased in June 2019. Aimco’s redevelopment and development communities are valued based on discounted cash flows as described in notes 3 and 4 starting on page 18. For the purpose of this Net Asset Value calculation, Parc Mosaic, The Fremont, Elm Creek Townhomes, Flamingo Point, Bay Parc, and 707 Leahy are included in Aimco’s Redevelopment and Development Portfolio value. For the purpose of this Net Asset Value calculation, One Ardmore, and Prism are included in Aimco’s Other Real Estate Portfolio, valued at their acquisition price plus initial capital expenditures. After excluding the results related to the communities described above, stabilized NOI related to acquisition, redevelopment, and development communities represents the results of operations from the following communities: The Villas at Park La Brea, located in Los Angeles, California; and 88th Street and Second Avenue located in Manhattan, New York. Represents revenue and expenses related primarily to Aimco’s investment in 1001 Brickell Bay Drive, and other land holdings. For the purpose of this Net Asset Value calculation, 1001 Brickell Bay Drive and land are included in Aimco’s Other Real Estate Portfolio. 1001 Brickell Bay Drive is valued at its acquisition price plus initial capital expenditures and land is valued at carrying value.

Footnotes (continued) 2. Represents Aimco’s estimated current NOI cap rate for its Stabilized Portfolio, which was calculated by Aimco on a property-by- property basis, based primarily on information published by CBRE in its 2H 2019 Cap Rate Survey. CBRE is a nationally recognized provider of real estate data. Such Survey includes ranges of current cap rates based on the following community characteristics: market in which the community is located; infill or suburban location within the market; property quality grade; and whether the community is stabilized or value-add. In estimating the appropriate current cap rate for its Stabilized Portfolio, Aimco categorized communities in the portfolio using the framework described above and, using its judgment and detailed knowledge of each community’s condition and location, other than the exceptions noted below, Aimco selected an appropriate current cap rate from within the range provided in CBRE's Cap Rate Survey. The results of this analysis are detailed on the following page.

AIMCO NET ASSET VALUE DISCLOSURES

Footnotes (continued)

2. (continued)

1Q 2020 Stabilized Portfolio

	Communities	Apartment Homes	Weighted Average Portfolio Age	Average Revenue per Apartment Home	Average Rent as a Percentage of Market Average	Average Quality Grade	Range of CBRE Cap Rates for Aimco's Portfolio: Low	High	Aimco Selected Cap Rate	
Atlanta	4	505	26	$ 1,854	144%	A	5.1%	5.8%	4.9%	a
Bay Area	11	2,522	20	$ 3,162	103%	B	4.2%	4.7%	4.4%	
Boston	15	4,689	34	$ 2,068	83%	C+	5.0%	5.9%	5.3%	
Chicago	7	1,671	26	$ 1,889	122%	B	5.1%	5.4%	5.5%	b
Denver	7	1,925	24	$ 1,707	113%	B	4.8%	5.7%	5.1%	
New York	18	1,039	23	$ 3,406	104%	B	4.7%	5.5%	4.3%	c
Greater Washington, DC	11	5,238	49	$ 1,656	88%	C+	5.4%	6.0%	5.5%	
Los Angeles	13	4,347	15	$ 3,104	150%	A	4.2%	4.8%	4.3%	
Miami	3	873	22	$ 2,300	136%	A	4.3%	4.6%	4.5%	
Philadelphia	8	2,638	21	$ 2,492	169%	A	4.5%	5.0%	4.7%	
San Diego	12	2,423	29	$ 1,987	103%	B	4.4%	4.7%	4.9%	d
Seattle	2	239	7	$ 2,424	120%	B	4.6%	4.9%	4.7%	
Other Markets	7	2,490	27	$ 1,989	118%	B	4.7%	5.4%	5.2%	
Total/Weighted Average	**118**	**30,599**	**25**	**$ 2,278**	**112%**	**B/B+**	**4.6%**	**5.2%**	**4.85%**	

a. Aimco selected cap rate for Atlanta is based on market pricing for properties currently for sale.

b. Based on the quality of its communities and locations within the market, Aimco estimates the current NOI cap rate for its Chicago portfolio is slightly higher than the high end of the range of cap rates indicated by the results of Aimco's analysis using the CBRE Cap Rate Survey.

c. Aimco estimates the current NOI cap rates for its communities located in New York City are on average 40 basis points lower than the low end of the range of cap rates that is indicated by the results of Aimco's analysis using the CBRE Cap Rate Survey. Aimco believes this lower cap rate is appropriate because the Survey reflects cap rates for the New York City metro area while Aimco's portfolio is concentrated in Manhattan, where today's cap rates are lower.

d. Based on the quality of its communities and locations within the market, Aimco estimates the current NOI cap rate for its San Diego portfolio is slightly higher than the high end of the range of cap rates indicated by the results of Aimco's analysis using the CBRE Cap Rate Survey.

17

Footnotes (continued) Represents the value of three communities under development and three communities under redevelopment: Parc Mosaic, located in Boulder, Colorado; The Fremont, located in North Aurora, Colorado; Eldridge Townhomes, located in Elmhurst, Illinois; Flamingo Point & Bay Parc Plaza, located in Miami, Florida; and 707 Leahy located in Redwood City, California. Such communities are valued based on discounted cash flows using the following assumptions: Revenues: based on in-place rents, projected submarket rent growth to property stabilization based on the average of projections published by REIS and Axiometrics, and the completion of redevelopment or development. Expenses: estimated operating costs adjusted for inflation as projected by Moody’s Economy.com; management fee equal to 2% of projected revenue. Cost to complete construction: based on current estimates. Please see Supplemental Schedule 10 to Aimco’s 1Q 2020 Earnings Release for additional information and descriptions of these redevelopments. Terminal value: based on current market cap rate plus 5 basis points per year from March 31, 2020, to property stabilization. Sales cost: 0.55% - 1.05% of terminal value. Discount rate: 4.7% - 5.8% depending on construction and lease-up progress at March 31, 2020.

Footnotes (continued) Represents certain land holdings and three recently purchased buildings; 1001 Brickell Bay Drive, One Ardmore, and Prism. Represents adjustments to reflect Aimco’s share of the financial results of unconsolidated real estate partnerships and to exclude the noncontrolling interest partners’ share of the financial results of consolidated real estate partnerships. For the purpose of this Net Asset Value calculation, no realizable value has been assigned to right of use assets, goodwill or other intangible assets. Adjusted to reflect the removal of deferred tax liability associated with 1001 Brickell Bay Drive which is not expected to be paid during Aimco’s ownership. Aimco includes the value of its deferred tax asset, as value of the asset is expected to be realized in the normal course of business. Represents the carrying value of the Parkmerced Option and Loan, made in the fourth quarter of 2019. Carrying value includes the Loan’s principal amount of $275 million, plus accrued interest. Deferred income and right of use related lease liabilities are excluded from the NAV calculation. Deferred income includes below market lease liabilities, which were recognized under GAAP in connection with purchase of the related apartment communities. Deferred income also includes cash received by Aimco in prior periods required under GAAP to be deferred upon receipt and recognized in income in future periods. Represents the carrying amount of Aimco’s debt. At March 31, 2020 interest rates on multifamily property loans were temporarily elevated due to economic uncertainties resulting from COVID-19, Aimco chose to update the mark-to-market calculation based on interest rates on multifamily property loans that better represent the current market. At May 29, 2020, Aimco’s debt had a mark-to-market liability of $63 million. The fair value of Aimco’s debt considers the duration of the property debt as well as the quality of property pledged as its security, its loan to value, and debt service coverage. Represents total shares of Aimco common stock, common partnership units of the Aimco Operating Partnership held by entities other than Aimco, and potential dilutive share equivalents outstanding, which information may be found in Supplemental Schedule 5b to Aimco’s 1Q 2020 Earnings Release.

Definitions AIMCO OPERATING PARTNERSHIP (OP): AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 93.4% of the legal interest in the common partnership units of the Aimco OP and 94.8% of the economic interest in the common partnership units of the Aimco OP. PORTFOLIO QUALITY RATINGS: Aimco measures the quality of apartment communities in its portfolio based on average rents of its apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, Aimco classifies as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average; “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of local market average; and “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of local market average.